EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Nadine Padilla

Vice President, Corporate & Investor Relations

(858) 805-2820

Joele Frank / Dan Katcher

Joele Frank, Wilkinson Brimmer Katcher

(212) 895-8627

BIOSITE AND BECKMAN COULTER AMEND DEFINITIVE MERGER AGREEMENT

Beckman Coulter to Acquire Biosite in $90 Per Share Cash Tender Offer

SAN DIEGO, May 1, 2007 – Biosite Incorporated (Nasdaq: BSTE) today announced that it and Beckman Coulter, Inc. (NYSE: BEC – News) have entered into an amendment to their existing merger agreement dated March 24, 2007. Under the terms of the amendment to the merger agreement, Beckman Coulter will acquire all of Biosite’s outstanding common stock in a cash tender offer for $90.00 per share, or approximately $1.67 billion in total on a fully diluted share basis, an increase of $5.00 per share over the original offer price. All necessary regulatory clearances associated with this transaction have been received. Additional information with respect to the amendment to the merger agreement is described in Amendment No. 13 to Biosite’s Schedule 14D-9 relating to its existing merger agreement with Beckman Coulter, which is being filed tomorrow with the SEC.

Beckman Coulter has agreed to extend its tender offer for all of Biosite’s outstanding common stock until the end of the day at 12:00 midnight, Eastern Daylight Time, on Tuesday, May 15, 2007. Under the terms of the amended merger agreement, Beckman Coulter is not obligated to extend the amended offer beyond May 15, 2007, although it retains the right to do so. Unless the tender offer is extended, it and any withdrawal rights to which Biosite’s stockholders may be entitled will expire at the end of the day at 12:00 midnight, Eastern Daylight Time, on Tuesday, May 15, 2007.

Goldman Sachs is acting as financial advisor to Biosite and Cooley Godward Kronish LLP and Potter Anderson & Corroon LLP are serving as legal advisors.

About Biosite

Biosite Incorporated is a leading bio-medical company commercializing proteomics discoveries for the advancement of medical diagnosis. The company’s products contribute to improvements in medical care by aiding physicians in the diagnosis of critical diseases and health conditions. The Biosite Triage(R) rapid diagnostic tests are used in more than 70 percent of U.S. hospitals and in more than 60 international markets. Information on Biosite can be found at www.biosite.com.

Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, forecasts and assumptions. Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond Biosite’s control. For a list and description of risks and uncertainties associated with Biosite’s businesses, see Biosite’s reports filed with the Securities and Exchange Commission (SEC), including the “Risk Factors” section in its most recent annual report on Form 10-K filed with the SEC. Biosite disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where To Find It

Stockholders of Biosite are urged to read the relevant tender offer documents because they contain important information that stockholders should consider before making any decision regarding tendering their shares. Beckman Coulter and its acquisition subsidiary have filed tender offer materials with the SEC, and Biosite has filed a Solicitation/Recommendation Statement with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, are available to all stockholders of Biosite at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at http://www.sec.gov. In addition, stockholders are able to obtain a free copy of these documents from (i) Beckman Coulter by mailing requests for such materials to: Beckman Coulter, Inc., Office of Investor Relations (M/S A-37-C), 4300 N. Harbor Blvd., P. O. Box 3100, Fullerton, CA 92834 and (ii) Biosite by mailing requests for such materials to: Investor Relations, Biosite, 9975 Summers Ridge Road, San Diego, California 92121.

In addition to the tender offer materials described above, Biosite and Beckman Coulter file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Biosite or Beckman Coulter at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Biosite’s and Beckman Coulter’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.